EXHIBIT 99.1
RALPH LAUREN REPORTS SECOND QUARTER FISCAL 2024 RESULTS AHEAD OF EXPECTATIONS
•Second Quarter Revenue Increased 3% on a Reported Basis and 2% in Constant Currency, Ahead of Expectations, Led by Continued Momentum in Asia
•Global Direct-to-Consumer Comparable Store Sales Accelerated to 6% Growth in the Quarter, Driven by Positive Retail Comps Across All Regions and Channels and 10% AUR Growth
•Delivered Gross and Operating Margins Above Our Outlook, with Continued Brand Elevation and Expense Discipline More than Offsetting Ongoing Product Cost Headwinds and Higher Planned Marketing and Digital Investments in the Period
•Drove Healthy Inventory Positioning Entering Holiday, with Global Inventories Down 5% to Prior Year
•Returned Approximately $275 Million to Shareholders Through Our Dividend and Repurchase of Class A Common Stock This Fiscal Year-to-Date
•Reiterated Full Year Fiscal 2024 Outlook of Low-Single Digit Revenue Growth, Centering on 1% to 2%, and Adjusted Operating Margin Expansion on Higher Expected Gross Margins, All in Constant Currency
NEW YORK -- (BUSINESS WIRE) -- November 8, 2023 -- Ralph Lauren Corporation (NYSE:RL), a global leader in the design, marketing, and distribution of luxury lifestyle products, today reported earnings per diluted share of $2.19 on a reported basis and $2.10 on an adjusted basis, excluding restructuring-related and other net charges and one-time tax events for the second quarter of Fiscal 2024. This compared to earnings per diluted share of $2.18 on a reported basis and $2.23 on an adjusted basis, excluding restructuring-related and other net charges for the second quarter of Fiscal 2023.
"We inspire people to embrace their sense of individual style through a timeless, elegant way of living," said Ralph Lauren, Executive Chairman and Chief Creative Officer. "From our recent fashion show in Brooklyn to championing the resilience of sport at the U.S. Open, Wimbledon and Ryder Cup, there is a spirit of authenticity to everything we do and it endures beyond any economic or fashion cycle."
"Our teams delivered solid second quarter performance ahead of our commitments with stronger top-line growth across all regions, supported by our iconic brand, pricing power and continued strategic investments," said Patrice Louvet, President and Chief Executive Officer. "While we continue to navigate an uncertain macro environment, we are driving offense across our Next Great Chapter: Accelerate plan's multiple growth drivers with agility, discipline and a clear focus on what we can control."
Key Achievements in Second Quarter Fiscal 2024
We delivered the following highlights across our Next Great Chapter: Accelerate priorities in the second quarter of Fiscal 2024:
•Elevate and Energize Our Lifestyle Brand
◦Continued to recruit high-value, younger consumers to the brand and re-engage existing consumers through a diverse range of cultural moments spanning fashion, music, gaming and sports, notably: our Collection show at New York Fashion Week in September; sponsorships of the U.S. Open, Wimbledon and Ryder Cup; the launch of Polo Ralph

Lauren x Fortnite Race to Greatness; another successful Golden Week in Asia; and dressing Beyoncé in her Renaissance World Tour
◦Added 1.3 million new consumers to our direct-to-consumer businesses and reached 55.9 million social media followers globally, up low-double-digits to last year driven by growth on multiple platforms across key markets
•Drive the Core and Expand for More
◦Increased average unit retail ("AUR") by 10% across our direct-to-consumer network in the second quarter, on top of an 18% increase last year, reflecting the durability of our multi-pronged elevation approach
◦Drove momentum in our Core business, up high-single digits to last year, as well as our high-potential categories — including Women's, Outerwear and Home — up low-double digits to last year, both in constant currency
◦Product highlights this quarter included: the launch of our latest iconic Ralph Lauren Collection handbag, the RL 888; U.S. Open, Wimbledon, and Ryder Cup collections and LA28 Olympic jacket; and limited edition P-Wing Fortnite Sneaker-Boot
•Win in Key Cities with Our Consumer Ecosystem
◦By region, constant currency sales performance was led by Asia, up 10% on a reported basis and 13% in constant currency with China up more than 20% to last year. Europe grew 7% on a reported basis but was flat in constant currency, with a previously reported timing shift into the first quarter. North America declined 1%, improving sequentially and above our expectations, driven by better performance across all direct-to-consumer channels
◦Continued to expand and scale our key city ecosystems in the second quarter, including our first connected ecosystem in Canada with a new luxury store experience in Toronto and the October launch of our Canadian digital flagship RalphLauren.ca site
Our business is supported by our fortress foundation, which we define through our five key enablers, including: our people and culture, best-in-class digital technology and analytics, superior operational capabilities, a powerful balance sheet, and leadership in citizenship and sustainability.
Second Quarter Fiscal 2024 Income Statement Review
Net Revenue. In the second quarter of Fiscal 2024, revenue increased 3% to $1.6 billion on a reported basis and was up 2% in constant currency. Foreign currency favorably impacted revenue growth by approximately 170 basis points in the second quarter.
Revenue performance for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Revenue. North America revenue in the second quarter decreased 1% to $718 million. In retail, comparable store sales in North America improved to 4% growth, including a 4% increase in digital commerce and a 4% increase in brick and mortar stores. North America wholesale revenue decreased 7% as the Company carefully manages sell-in to align with softer consumer demand in the channel.

•Europe Revenue. Europe revenue in the second quarter increased 7% to $527 million on a reported basis and was flat in constant currency. Results included approximately 5 points of negative impact from lapping last year's favorable post-pandemic wholesale allowances and a timing shift of wholesale shipments into the first quarter of Fiscal 2024 to maximize full-price selling. In retail, comparable store sales in Europe improved to 6% growth, with a 5% increase in brick and mortar stores and a 14% increase in digital commerce. Europe wholesale revenue was flat to prior year on a reported basis and declined 7% in constant currency due to the previously-disclosed impacts noted above.
•Asia Revenue. Asia revenue in the second quarter increased 10% to $348 million on a reported basis and 13% in constant currency. Comparable store sales in Asia increased 8%, with a 7% increase in our brick and mortar stores and a 19% increase in digital commerce.
Gross Profit. Gross profit for the second quarter of Fiscal 2024 was $1.1 billion and gross margin was 65.5%. Adjusted gross margin was 65.4%, 80 basis points above the prior year on both a reported and constant currency basis. Gross margins were driven by strong AUR growth across all regions, lower freight and favorable channel and geographic mix shifts, more than offsetting continued pressure from raw material costs.
Operating Expenses. Operating expenses in the second quarter of Fiscal 2024 were $906 million on a reported basis. On an adjusted basis, operating expenses were $897 million, up 11% to last year. Adjusted operating expense rate was 54.9%, compared to 51.2% in the prior year period. The increase was driven by higher compensation and rent & occupancy costs, along with higher digital and marketing investments in the quarter due to the planned timing of key marketing campaigns.
Operating Income. Operating income for the second quarter of Fiscal 2024 was $164 million and operating margin was 10.1% on a reported basis. Adjusted operating income was $172 million and operating margin was 10.5%, 290 basis points below the prior year. Operating income for the Company's reportable segments in the second quarter compared to the prior year period was as follows:
•North America Operating Income. North America operating income in the second quarter was $110 million on a reported basis and $108 million on an adjusted basis. Adjusted North America operating margin was 15.1%, down 210 basis points to last year, with strong gross margin expansion more than offset by higher operating expenses due to the timing of planned strategic investments.
•Europe Operating Income. Europe operating income in the second quarter was $132 million on both a reported and adjusted basis. Adjusted Europe operating margin was 25.1%, down 220 basis points to last year. Foreign currency favorably impacted adjusted operating margin rate by 130 basis points in the second quarter.
•Asia Operating Income. Asia operating income in the second quarter was $68 million on both a reported and adjusted basis. Adjusted Asia operating margin was 19.6%, down 120 basis points to last year.
Net Income and EPS. Net income in the second quarter of Fiscal 2024 was $147 million, or $2.19 per diluted share on a reported basis. On an adjusted basis, net income was $141 million, or $2.10 per diluted share. This compared to net income of $151 million, or $2.18 per diluted share on a reported basis, and net income of $154 million, or $2.23 per diluted share on an adjusted basis, for the second quarter of Fiscal 2023.

In the second quarter of Fiscal 2024, the Company had an effective tax rate of approximately 11% on a reported basis and 18% on an adjusted basis. This compared to an effective tax rate of approximately 25% on both a reported basis and adjusted basis in the prior year period.
Balance Sheet and Cash Flow Review
The Company ended the second quarter of Fiscal 2024 with $1.5 billion in cash and short-term investments and $1.1 billion in total debt, compared to $1.4 billion and $1.1 billion, respectively, at the end of the second quarter of Fiscal 2023.
Inventory at the end of the second quarter of Fiscal 2024 was $1.2 billion, down 5% compared to the prior year period, with a decline in North America partly offset by an increase in Asia to support growth initiatives and Europe aligned with revenue growth expectations.
The Company repurchased approximately $125 million of Class A Common Stock in the second quarter.
Full Year Fiscal 2024 and Third Quarter Outlook
The Company's outlook is based on its best assessment of the current geopolitical and macroeconomic environment, including inflationary pressures and other consumer spending-related headwinds, and foreign currency volatility, among others. The full year Fiscal 2024 and third quarter guidance excludes any potential restructuring-related and other net charges that may be incurred in future periods, as described in the "Non-U.S. GAAP Financial Measures" section of this press release.
For Fiscal 2024, the Company continues to expect revenues to increase approximately low-single digits to last year on a constant currency basis, centering around 1% to 2%. This outlook reflects slightly increased caution around the wholesale channel. Based on current exchange rates, foreign currency is now expected to negatively impact revenue growth by approximately 50 basis points in Fiscal 2024.
The Company continues to expect operating margin for Fiscal 2024 to expand approximately 30 to 50 basis points in constant currency to 12.3% to 12.5%, driven by gross margin expansion. Foreign currency is expected to negatively impact operating margin by about 10 basis points in Fiscal 2024. Gross margin is now expected to increase approximately 120 to 170 basis points in constant currency, up from the prior outlook of 100 basis points, with reduced freight costs, favorable channel and geographic mix and continued growth in AUR more than offsetting product cost inflation. Foreign currency is still expected to negatively impact gross margins by approximately 30 basis points in Fiscal 2024. Gross margin expansion is expected to more than offset higher operating expenses as a percent of revenue due to channel mix shifts and as the Company invests in long-term strategic growth initiatives, notably digital and key city ecosystem expansion.
For the third quarter, the Company expects revenue to be up approximately 1% to 2% to last year in constant currency. Foreign currency is expected to negatively impact revenue growth by approximately 30 basis points.
Operating margin for the third quarter is expected to be roughly flat in constant currency, with about 10 basis points of foreign currency benefit. The Company expects constant currency gross margin expansion of approximately 100 to 150 basis points to be largely offset by higher operating expenses due to the timing of strategic investments in the period, with a higher proportion of marketing and ecosystem investments planned in the second and third quarters of the fiscal year. Foreign currency is expected to negatively impact gross margin by approximately 20 basis points in the third quarter.

Full year Fiscal 2024 tax rate is now expected in the range of approximately 22% to 23%, assuming a continuation of current tax laws, while third quarter tax rate is expected in the range of 23% to 24%.
The Company expects capital expenditures for Fiscal 2024 of approximately $250 million.
Conference Call
As previously announced, the Company will host a conference call and live online webcast today, Wednesday, November 8, 2023, at 9:00 A.M. Eastern. Listeners may access a live broadcast of the conference call on the Company investor relations website at http://investor.ralphlauren.com or by dialing 517-623-4963 or 800-857-5209. To access the conference call, listeners should dial in by 8:45 A.M. Eastern and request to be connected to the Ralph Lauren Second Quarter 2024 conference call.
An online archive of the broadcast will be available by accessing the Company's investor relations website at http://investor.ralphlauren.com. A telephone replay of the call will be available from 12:00 P.M. Eastern, Wednesday, November 8, 2023 through 6:00 P.M. Eastern, Wednesday, November 15, 2023 by dialing 203-369-3269 or 800-391-9853 and entering passcode 3954.
ABOUT RALPH LAUREN
Ralph Lauren Corporation (NYSE:RL) is a global leader in the design, marketing and distribution of luxury lifestyle products in five categories: apparel, footwear & accessories, home, fragrances, and hospitality. For more than 50 years, Ralph Lauren has sought to inspire the dream of a better life through authenticity and timeless style. Its reputation and distinctive image have been developed across a wide range of products, brands, distribution channels and international markets. The Company's brand names — which include Ralph Lauren, Ralph Lauren Collection, Ralph Lauren Purple Label, Polo Ralph Lauren, Double RL, Lauren Ralph Lauren, Polo Ralph Lauren Children and Chaps, among others — constitute one of the world's most widely recognized families of consumer brands. For more information, go to https://investor.ralphlauren.com.
SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS
This press release, and oral statements made from time to time by representatives of the Company, may contain certain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements include, without limitation, statements regarding our current expectations about the Company's future operating results and financial condition, the implementation and results of our strategic plans and initiatives, store openings and closings, capital expenses, our plans regarding our quarterly cash dividend and Class A common stock repurchase programs, and our ability to meet environmental, social, and governance goals. Forward looking statements are based on current expectations and are indicated by words or phrases such as "aim," "anticipate," "outlook," "estimate," "ensure," "commit," "expect," "project," "believe," "envision," "goal," "target," "can," "will," and similar words or phrases. These forward-looking statements involve known and unknown risks, uncertainties, and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. The factors that could cause actual results to materially differ include, among others: the loss of key personnel, including Mr. Ralph Lauren, or other changes in our executive and senior management team or to our operating structure, including any potential changes resulting from the execution of our long-term growth strategy, and our ability to effectively transfer knowledge and maintain adequate controls and procedures during periods of transition; the potential impact to our business resulting from inflationary pressures, including increases in the costs of raw materials, transportation, wages, healthcare, and other benefit-related costs; the impact of economic, political, and other conditions on us, our customers, suppliers, vendors, and lenders, including potential business disruptions related to the Russia-Ukraine and Israel-Hamas wars, civil and political unrest, diplomatic tensions between the U.S. and other countries, rising interest rates, and bank failures, among other factors described herein; the potential impact to our business resulting from supply chain disruptions, including those caused by capacity constraints, closed factories and/or labor shortages (stemming from pandemic diseases, labor disputes, strikes, or otherwise), scarcity of raw materials, port congestion, and scrutiny or detention of goods produced in certain territories resulting from laws, regulations, or trade restrictions, such as those imposed by the Uyghur Forced Labor Prevention Act ("UFLPA") or the Countering America's Adversaries Through Sanctions Act ("CAATSA"), which could result in shipment approval delays leading to inventory shortages and lost sales; our ability to effectively manage inventory levels and the increasing pressure on our margins in a highly promotional retail environment; our exposure to currency exchange rate fluctuations from both a transactional and translational perspective; our ability to recruit and retain employees to operate our retail stores, distribution centers, and various corporate functions; the impact to our business resulting from a recession or changes in consumers' ability, willingness, or preferences to purchase discretionary items and luxury retail products, which tends to decline during recessionary periods, and our ability to accurately forecast consumer demand, the failure of which could result in either a build-up or shortage of inventory; our ability to successfully implement our long-term growth strategy; our ability to continue to expand and grow our business internationally and the impact of related changes in our customer, channel, and geographic sales mix as a result, as well as our ability to accelerate growth in certain product categories; our ability to open new retail stores and concession shops, as well as enhance and expand our digital footprint and capabilities, all in an effort to expand our direct-to-consumer presence; our ability to respond to constantly changing fashion and retail trends and consumer demands in a timely manner, develop products that resonate with our existing customers and attract new customers, and execute marketing and advertising programs that appeal to consumers; our ability to competitively price our products and create an acceptable value proposition for consumers; our ability to continue to maintain our brand image and reputation and protect our trademarks; our ability to achieve our goals regarding environmental, social, and governance practices, including those related to climate change and our human capital; our ability and the ability of our third-party service providers to secure our respective facilities and systems from, among other things, cybersecurity breaches, acts of vandalism, computer viruses, ransomware, or similar Internet or email events; our efforts to successfully enhance, upgrade, and/or transition our global information technology systems and digital commerce platforms; the potential impact to our business if any of our distribution centers were to become inoperable or inaccessible; the potential impact to our business resulting from pandemic diseases such as COVID-19, including periods of reduced operating hours and capacity limits and/or temporary closure of our stores, distribution centers, and corporate facilities, as well as those of our customers, suppliers, and vendors, and potential changes to consumer behavior, spending levels, and/or shopping preferences, such as willingness to congregate in shopping centers or other populated locations; the potential impact on our operations and on our suppliers and customers resulting from man-made or natural disasters, including pandemic diseases, severe weather, geological events, and other catastrophic events, such as terrorist attacks and military conflicts; our ability to achieve anticipated operating enhancements and cost reductions from our restructuring plans, as well as the impact to our business resulting from restructuring-related charges, which may be dilutive to our earnings in the short term; the impact to our business resulting from potential costs and obligations related to the early or temporary closure of our stores or termination of our long-term, non-cancellable leases; our ability to maintain adequate levels of liquidity to provide for our cash needs, including our debt obligations, tax obligations, capital expenditures, and potential payment of dividends and repurchases of our Class A common stock, as well as the ability of our customers, suppliers, vendors, and lenders to access sources of liquidity to provide for their own cash needs; the potential impact to our business resulting from the financial difficulties of certain of our large wholesale customers, which may result in consolidations, liquidations, restructurings, and other ownership changes in the retail industry, as well as other changes in the competitive marketplace, including the introduction of new products or pricing changes by our competitors; our ability to access capital markets and maintain compliance with covenants associated with our existing debt instruments; a variety of legal, regulatory, tax, political, and economic risks, including risks related to the importation and exportation of products which our operations are currently subject to, or may become subject to as a result of potential changes in legislation, and other risks associated with our international operations, such as compliance with the Foreign Corrupt Practices Act or violations of other anti-bribery and corruption laws prohibiting improper payments, and the burdens of complying with a variety of foreign laws and regulations, including tax laws, trade and labor restrictions, and related laws that may reduce the flexibility of our business; the impact to our business resulting from the potential imposition of additional duties, tariffs, taxes, and other charges or barriers to trade, including those resulting from trade developments between the U.S. and China or other countries, and any related impact to global stock markets, as well as our ability to implement mitigating sourcing strategies; changes in our tax obligations and effective tax rate due to a variety of factors, including potential changes in U.S. or foreign tax laws and regulations, accounting rules, or the mix and level of earnings by jurisdiction in future periods that are not currently known or anticipated; the potential impact to the trading prices of our securities if our operating results, Class A common stock share repurchase activity, and/or cash dividend payments differ from investors' expectations; our ability to maintain our credit profile and ratings within the financial community; our intention to introduce new products or brands, or enter into or renew alliances; changes in the business of, and our relationships with, major wholesale customers and licensing partners; our ability to make strategic acquisitions and successfully integrate the acquired businesses into our existing operations; and other risk factors identified in the Company’s Annual Report on Form 10-K, Form 10-Q and Form 8-K reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

RALPH LAUREN CORPORATION
CONSOLIDATED BALANCE SHEETS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	September 30, 2023	April 1, 2023	October 1, 2022
	(millions)
ASSETS
Current assets:
Cash and cash equivalents	$1,381.8	$1,529.3	$1,107.1
Short-term investments	85.1	36.4	309.6
Accounts receivable, net of allowances	461.1	447.7	489.6
Inventories	1,195.3	1,071.3	1,261.4
Income tax receivable	50.0	50.7	54.1
Prepaid expenses and other current assets	221.2	188.7	218.8
Total current assets	3,394.5	3,324.1	3,440.6
Property and equipment, net	875.6	955.5	899.1
Operating lease right-of-use assets	1,088.2	1,134.0	1,016.7
Deferred tax assets	262.7	255.1	243.0
Goodwill	883.0	898.9	865.5
Intangible assets, net	82.2	88.9	95.6
Other non-current assets	136.9	133.0	173.1
Total assets	$6,723.1	$6,789.5	$6,733.6

LIABILITIES AND EQUITY
Current liabilities:
Accounts payable	$460.1	$371.6	$498.0
Current income tax payable	56.3	59.7	89.9
Current operating lease liabilities	270.9	266.7	244.6
Accrued expenses and other current liabilities	823.1	795.5	877.1
Total current liabilities	1,610.4	1,493.5	1,709.6
Long-term debt	1,139.5	1,138.5	1,137.5
Long-term finance lease liabilities	266.9	315.3	323.8
Long-term operating lease liabilities	1,079.0	1,141.1	1,036.7
Non-current income tax payable	42.2	75.9	73.6
Non-current liability for unrecognized tax benefits	100.7	93.8	86.6
Other non-current liabilities	115.2	100.9	110.2
Total liabilities	4,353.9	4,359.0	4,478.0
Equity:
Common stock	1.3	1.3	1.3
Additional paid-in-capital	2,875.0	2,824.3	2,789.5
Retained earnings	6,779.7	6,598.2	6,448.1
Treasury stock, Class A, at cost	(7,024.0)	(6,797.3)	(6,726.0)
Accumulated other comprehensive loss	(262.8)	(196.0)	(257.3)
Total equity	2,369.2	2,430.5	2,255.6
Total liabilities and equity	$6,723.1	$6,789.5	$6,733.6

Net Cash & Short-term Investments(a)	$327.4	$427.2	$279.2
Cash & Short-term Investments	1,466.9	1,565.7	1,416.7

(a)Calculated as cash and cash equivalents, plus short-term investments, less total debt.

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
	(millions, except per share data)
Net revenues	$1,633.0	$1,579.9	$3,129.5	$3,070.5
Cost of goods sold	(562.9)	(556.8)	(1,027.4)	(1,046.0)
Gross profit	1,070.1	1,023.1	2,102.1	2,024.5
Selling, general, and administrative expenses	(896.3)	(809.5)	(1,726.3)	(1,630.1)
Restructuring and other charges, net	(9.3)	(6.9)	(44.9)	(12.5)
Total other operating expenses, net	(905.6)	(816.4)	(1,771.2)	(1,642.6)
Operating income	164.5	206.7	330.9	381.9
Interest expense	(10.0)	(9.5)	(20.0)	(21.3)
Interest income	15.8	6.6	31.5	10.2
Other expense, net	(4.8)	(3.7)	(6.3)	(8.5)
Income before income taxes	165.5	200.1	336.1	362.3
Income tax provision	(18.6)	(49.6)	(57.1)	(88.4)
Net income	$146.9	$150.5	$279.0	$273.9
Net income per common share:
Basic	$2.24	$2.21	$4.24	$3.97
Diluted	$2.19	$2.18	$4.15	$3.90
Weighted-average common shares outstanding:
Basic	65.6	68.0	65.7	69.0
Diluted	67.2	69.0	67.3	70.3
Dividends declared per share	$0.75	$0.75	$1.50	$1.50

RALPH LAUREN CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
Prepared in accordance with U.S. Generally Accepted Accounting Principles
(Unaudited)

	Six Months Ended
	September 30, 2023	October 1, 2022
	(millions)
Cash flows from operating activities:
Net income	$279.0	$273.9
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization expense	116.8	108.1
Deferred income tax expense	6.1	36.1
Stock-based compensation expense	50.7	40.7
Bad debt expense	0.3	0.6
Other non-cash charges	16.3	13.3
Changes in operating assets and liabilities:
Accounts receivable	(26.5)	(113.8)
Inventories	(151.0)	(345.8)
Prepaid expenses and other current assets	(37.8)	(59.6)
Accounts payable and accrued liabilities	154.7	31.8
Income tax receivables and payables	(41.8)	28.9
Operating lease right-of-use assets and liabilities, net	(18.2)	(12.3)
Other balance sheet changes	(5.0)	—
Net cash provided by operating activities	343.6	1.9
Cash flows from investing activities:
Capital expenditures	(82.4)	(83.9)
Purchases of investments	(158.6)	(431.2)
Proceeds from sales and maturities of investments	108.1	849.2
Other investing activities	—	(6.0)
Net cash provided by (used in) investing activities	(132.9)	328.1
Cash flows from financing activities:
Repayments of long-term debt	—	(500.0)
Payments of finance lease obligations	(11.2)	(10.8)
Payments of dividends	(98.2)	(99.1)
Repurchases of common stock, including shares surrendered for tax withholdings	(225.7)	(417.3)
Net cash used in financing activities	(335.1)	(1,027.2)
Effect of exchange rate changes on cash, cash equivalents, and restricted cash	(23.9)	(60.6)
Net decrease in cash, cash equivalents, and restricted cash	(148.3)	(757.8)
Cash, cash equivalents, and restricted cash at beginning of period	1,536.9	1,872.0
Cash, cash equivalents, and restricted cash at end of period	$1,388.6	$1,114.2

RALPH LAUREN CORPORATION
SEGMENT INFORMATION
(Unaudited)

	Three Months Ended		Six Months Ended
	September 30, 2023	October 1, 2022	September 30, 2023	October 1, 2022
	(millions)
Net revenues:
North America	$717.8	$726.6	$1,349.5	$1,427.3
Europe	526.8	493.5	977.3	909.1
Asia	348.4	316.4	725.9	650.5
Other non-reportable segments	40.0	43.4	76.8	83.6
Total net revenues	$1,633.0	$1,579.9	$3,129.5	$3,070.5

Operating income:
North America	$110.2	$127.1	$235.5	$259.9
Europe	132.4	134.6	229.6	207.8
Asia	68.4	65.7	161.7	144.4
Other non-reportable segments	34.1	40.0	67.9	77.2
	345.1	367.4	694.7	689.3
Unallocated corporate expenses	(171.3)	(153.8)	(318.9)	(294.9)
Unallocated restructuring and other charges, net	(9.3)	(6.9)	(44.9)	(12.5)
Total operating income	$164.5	$206.7	$330.9	$381.9

RALPH LAUREN CORPORATION
CONSTANT CURRENCY FINANCIAL MEASURES
(Unaudited)

Comparable Store Sales Data

	September 30, 2023
	Three Months Ended	Six Months Ended
	% Change	% Change
	Constant Currency	Constant Currency
North America:
Digital commerce	4%	(2%)
Brick and mortar	4%	(1%)
Total North America	4%	(1%)

Europe:
Digital commerce	14%	11%
Brick and mortar	5%	3%
Total Europe	6%	4%

Asia:
Digital commerce	19%	15%
Brick and mortar	7%	10%
Total Asia	8%	11%

Total Ralph Lauren Corporation	6%	4%

Operating Segment Net Revenues Data

	Three Months Ended		% Change
	September 30, 2023	October 1, 2022	As Reported	Constant Currency
	(millions)
North America	$717.8	$726.6	(1.2%)	(1.1%)
Europe	526.8	493.5	6.8%	(0.5%)
Asia	348.4	316.4	10.1%	12.6%
Other non-reportable segments	40.0	43.4	(7.9%)	(7.9%)
Net revenues	$1,633.0	$1,579.9	3.4%	1.7%

	Six Months Ended		% Change
	September 30, 2023	October 1, 2022	As Reported	Constant Currency
	(millions)
North America	$1,349.5	$1,427.3	(5.4%)	(5.3%)
Europe	977.3	909.1	7.5%	3.0%
Asia	725.9	650.5	11.6%	15.2%
Other non-reportable segments	76.8	83.6	(8.2%)	(8.2%)
Net revenues	$3,129.5	$3,070.5	1.9%	1.4%

RALPH LAUREN CORPORATION
NET REVENUES BY SALES CHANNEL
(Unaudited)

	Three Months Ended
	September 30, 2023					October 1, 2022
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$437.8	$238.4	$318.1	$—	$994.3	$424.0	$204.8	$288.2	$—	$917.0
Wholesale	280.0	288.4	30.3	—	598.7	302.6	288.7	28.2	—	619.5
Licensing	—	—	—	40.0	40.0	—	—	—	43.4	43.4
Net revenues	$717.8	$526.8	$348.4	$40.0	$1,633.0	$726.6	$493.5	$316.4	$43.4	$1,579.9

	Six Months Ended
	September 30, 2023					October 1, 2022
	North America	Europe	Asia	Other	Total	North America	Europe	Asia	Other	Total
	(millions)
Sales Channel:
Retail	$848.8	$465.1	$670.2	$—	$1,984.1	$861.8	$420.7	$602.1	$—	$1,884.6
Wholesale	500.7	512.2	55.7	—	1,068.6	565.5	488.4	48.4	—	1,102.3
Licensing	—	—	—	76.8	76.8	—	—	—	83.6	83.6
Net revenues	$1,349.5	$977.3	$725.9	$76.8	$3,129.5	$1,427.3	$909.1	$650.5	$83.6	$3,070.5

RALPH LAUREN CORPORATION
GLOBAL RETAIL STORE NETWORK
(Unaudited)

	September 30, 2023	October 1, 2022
North America
Ralph Lauren Stores	49	46
Polo Outlet Stores	187	193
Total Directly Operated Stores	236	239
Concessions	1	1

Europe
Ralph Lauren Stores	44	39
Polo Outlet Stores	60	59
Total Directly Operated Stores	104	98
Concessions	27	29

Asia
Ralph Lauren Stores	128	107
Polo Outlet Stores	96	90
Total Directly Operated Stores	224	197
Concessions	682	682

Global Directly Operated Stores and Concessions
Ralph Lauren Stores	221	192
Polo Outlet Stores	343	342
Total Directly Operated Stores	564	534
Concessions	710	712

Global Licensed Stores
Total Licensed Stores	194	118

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES
(Unaudited)

	Three Months Ended
	September 30, 2023
	As Reported	Total Adjustments(a)(b)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$1,633.0	$—	$1,633.0	$(27.1)	$1,605.9
Gross profit	1,070.1	(1.8)	1,068.3	(18.8)	1,049.5
Gross profit margin	65.5%		65.4%		65.4%
Total other operating expenses, net	(905.6)	9.0	(896.6)	4.9	(891.7)
Operating expense margin	55.5%		54.9%		55.5%
Operating income	164.5	7.2	171.7	(13.9)	157.8
Operating margin	10.1%		10.5%		9.8%
Income before income taxes	165.5	7.2	172.7
Income tax provision	(18.6)	(13.2)	(31.8)
Effective tax rate	11.2%		18.5%
Net income	$146.9	$(6.0)	$140.9
Net income per diluted common share	$2.19		$2.10

SEGMENT INFORMATION
REVENUE:
North America	$717.8	$—	$717.8	$0.9	$718.7
Europe	526.8	—	526.8	(35.9)	490.9
Asia	348.4	—	348.4	7.9	356.3
Other non-reportable segments	40.0	—	40.0	—	40.0
Total revenue	$1,633.0	$—	$1,633.0	$(27.1)	$1,605.9

OPERATING INCOME:
North America	$110.2	$(2.1)	$108.1
Operating margin	15.4%		15.1%
Europe	132.4	—	132.4
Operating margin	25.1%		25.1%
Asia	68.4	—	68.4
Operating margin	19.6%		19.6%
Other non-reportable segments	34.1	—	34.1
Operating margin	85.2%		85.2%
Unallocated corporate expenses and restructuring & other charges, net	(180.6)	9.3	(171.3)
Total operating income	$164.5	$7.2	$171.7

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	September 30, 2023
	As Reported	Total Adjustments(a)(c)	As Adjusted (Reported $)	Foreign Currency Impact	As Adjusted (Constant $)
	(millions, except per share data)
Net revenues	$3,129.5	$—	$3,129.5	$(15.3)	$3,114.2
Gross profit	2,102.1	(3.6)	2,098.5	(3.6)	2,094.9
Gross profit margin	67.2%		67.1%		67.3%
Total other operating expenses, net	(1,771.2)	44.5	(1,726.7)	(3.2)	(1,729.9)
Operating expense margin	56.6%		55.2%		55.6%
Operating income	330.9	40.9	371.8	(6.8)	365.0
Operating margin	10.6%		11.9%		11.7%
Income before income taxes	336.1	40.9	377.0
Income tax provision	(57.1)	(21.0)	(78.1)
Effective tax rate	17.0%		20.7%
Net income	$279.0	$19.9	$298.9
Net income per diluted common share	$4.15		$4.44

SEGMENT INFORMATION
REVENUE:
North America	$1,349.5	$—	$1,349.5	$2.5	$1,352.0
Europe	977.3	—	977.3	(41.3)	936.0
Asia	725.9	—	725.9	23.5	749.4
Other non-reportable segments	76.8	—	76.8	—	76.8
Total revenue	$3,129.5	$—	$3,129.5	$(15.3)	$3,114.2

OPERATING INCOME:
North America	$235.5	$(3.8)	$231.7
Operating margin	17.4%		17.2%
Europe	229.6	(0.2)	229.4
Operating margin	23.5%		23.5%
Asia	161.7	—	161.7
Operating margin	22.3%		22.3%
Other non-reportable segments	67.9	—	67.9
Operating margin	88.4%		88.4%
Unallocated corporate expenses and restructuring & other charges, net	(363.8)	44.9	(318.9)
Total operating income	$330.9	$40.9	$371.8

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Three Months Ended
	October 1, 2022
	As Reported	Total Adjustments(a)(d)	As Adjusted
	(millions, except per share data)
Net revenues	$1,579.9	$—	$1,579.9
Gross profit	1,023.1	(2.4)	1,020.7
Gross profit margin	64.8%		64.6%
Total other operating expenses, net	(816.4)	7.1	(809.3)
Operating expense margin	51.7%		51.2%
Operating income	206.7	4.7	211.4
Operating margin	13.1%		13.4%
Income before income taxes	200.1	4.7	204.8
Income tax provision	(49.6)	(1.2)	(50.8)
Effective tax rate	24.8%		24.8%
Net income	$150.5	$3.5	$154.0
Net income per diluted common share	$2.18		$2.23

SEGMENT INFORMATION
OPERATING INCOME:
North America	$127.1	$(2.4)	$124.7
Operating margin	17.5%		17.2%
Europe	134.6	—	134.6
Operating margin	27.3%		27.3%
Asia	65.7	—	65.7
Operating margin	20.8%		20.8%
Other non-reportable segments	40.0	—	40.0
Operating margin	92.3%		92.3%
Unallocated corporate expenses and restructuring & other charges, net	(160.7)	7.1	(153.6)
Total operating income	$206.7	$4.7	$211.4

RALPH LAUREN CORPORATION
RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES (Continued)
(Unaudited)

	Six Months Ended
	October 1, 2022
	As Reported	Total Adjustments(a)(e)	As Adjusted
	(millions, except per share data)
Net revenues	$3,070.5	$—	$3,070.5
Gross profit	2,024.5	9.2	2,033.7
Gross profit margin	65.9%		66.2%
Total other operating expenses, net	(1,642.6)	10.3	(1,632.3)
Operating expense margin	53.5%		53.2%
Operating income	381.9	19.5	401.4
Operating margin	12.4%		13.1%
Income before income taxes	362.3	19.5	381.8
Income tax provision	(88.4)	(4.8)	(93.2)
Effective tax rate	24.4%		24.4%
Net income	$273.9	$14.7	$288.6
Net income per diluted common share	$3.90		$4.11

SEGMENT INFORMATION
OPERATING INCOME:
North America	$259.9	$6.5	$266.4
Operating margin	18.2%		18.7%
Europe	207.8	0.3	208.1
Operating margin	22.9%		22.9%
Asia	144.4	—	144.4
Operating margin	22.2%		22.2%
Other non-reportable segments	77.2	—	77.2
Operating margin	92.3%		92.3%
Unallocated corporate expenses and restructuring & other charges, net	(307.4)	12.7	(294.7)
Total operating income	$381.9	$19.5	$401.4

RALPH LAUREN CORPORATION
FOOTNOTES TO RECONCILIATION OF NON-U.S. GAAP FINANCIAL MEASURES

(a)Adjustments for non-routine inventory-related charges (benefits) are recorded within cost of goods sold in the consolidated statements of operations. Adjustments for non-routine bad debt expense (benefit) and impairment of assets are recorded within selling, general, and administrative ("SG&A") expenses in the consolidated statements of operations. Adjustments for one-time income tax events are recorded within the income tax benefit (provision) in the consolidated statements of operations. Adjustments for all other charges are recorded within restructuring and other charges, net in the consolidated statements of operations.

(b)Adjustments for the three months ended September 30, 2023 include (i) charges of $6.8 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $4.5 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) income of $2.0 million related to consideration received from Regent, L.P. ("Regent") in connection with the Company's previously sold Club Monaco business; (iv) non-routine inventory benefits of $1.8 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals; and (v) benefit of $0.3 million primarily related to Russia-related bad debt reserve adjustments. Additionally, the income tax provision reflects a benefit of $11.8 million recorded in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.

(c)Adjustments for the six months ended September 30, 2023 include (i) charges of $37.3 million recorded in connection with the Company's restructuring activities, primarily associated with severance and benefit costs; (ii) other charges of $9.6 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) non-routine inventory benefits of $3.6 million primarily related to reversals of amounts previously recognized in connection with delays in U.S. customs shipment reviews and approvals and the COVID-19 pandemic; (iv) income of $2.0 million related to consideration received from Regent in connection with the Company's previously sold the Club Monaco business; and (v) benefit of $0.4 million primarily related to Russia-related bad debt reserve adjustments. Additionally, the income tax provision reflects a benefit of $11.8 million recorded in connection with Swiss tax reform and the European Union's anti-tax avoidance directive.

(d)Adjustments for the three months ended October 1, 2022 include (i) charges of $4.9 million recorded in connection with the Company's restructuring activities; (ii) other charges of $5.7 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (iii) income of $3.5 million related to consideration received from Regent in connection with the Company's previously sold the Club Monaco business; and (iv) benefit of $2.4 million related to COVID-19-related inventory adjustments.

(e)Adjustments for the six months ended October 1, 2022 include (i) other charges of $10.6 million primarily related to rent and occupancy costs associated with certain previously exited real estate locations for which the related lease agreements have not yet expired; (ii) non-routine inventory charges of $9.2 million largely recorded in connection with the Russia-Ukraine war; (iii) charges of $5.6 million recorded in connection with the Company's restructuring activities; (iv) income of $3.5 million related to consideration received from Regent in connection with the Company's previously sold the Club Monaco business; and (v) benefit of $2.4 million related to Russia-related bad debt reserve adjustments.

NON-U.S. GAAP FINANCIAL MEASURES
Because Ralph Lauren Corporation is a global company, the comparability of its operating results reported in U.S. Dollars is affected by foreign currency exchange rate fluctuations because the underlying currencies in which it transacts change in value over time compared to the U.S. Dollar. Such fluctuations can have a significant effect on the Company's reported results. As such, in addition to financial measures prepared in accordance with accounting principles generally accepted in the U.S. ("U.S. GAAP"), the Company's discussions often contain references to constant currency measures, which are calculated by translating current-year and prior-year reported amounts into comparable amounts using a single foreign exchange rate for each currency. The Company presents constant currency financial information, which is a non-U.S. GAAP financial measure, as a supplement to its reported operating results. The Company uses constant currency information to provide a framework for assessing how its businesses performed excluding the effects of foreign currency exchange rate fluctuations. Management believes this information is useful to investors for facilitating comparisons of operating results and better identifying trends in the Company's businesses. The constant currency performance measures should be viewed in addition to, and not in lieu of or superior to, the Company's operating performance measures calculated in accordance with U.S. GAAP.
This earnings release also includes certain other non-U.S. GAAP financial measures relating to the impact of charges and other items as described herein. The Company uses non-U.S. GAAP financial measures, among other things, to evaluate its operating performance and to better represent the manner in which it conducts and views its business. The Company believes that excluding items that are not comparable from period to period helps investors and others compare operating performance between two periods. While the Company considers non-U.S. GAAP measures useful in analyzing its results, they are not intended to replace, nor act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP, and may be different from non-U.S. GAAP measures reported by other companies.
Adjustments made during the fiscal periods presented include charges recorded in connection with the Company's restructuring activities, as well as certain other charges (benefits) associated with other non-recurring events, as described in the footnotes to the non-U.S. GAAP financial measures above. The income tax benefit (provision) has been adjusted for the tax-related effects of these charges, which were calculated using the respective statutory tax rates for each applicable jurisdiction. The income tax benefit (provision) has also been adjusted for certain other one-time income tax events and other adjustments, as described in the footnotes to the non-U.S. GAAP financial measures above. Included in this earnings release are reconciliations between the non-U.S. GAAP financial measures and the most directly comparable U.S. GAAP measures before and after these adjustments.
Additionally, the Company's full year Fiscal 2024 and third quarter guidance excludes any potential restructuring-related and other charges that may be incurred in future periods. The Company is not able to provide a full reconciliation of these non-U.S. GAAP financial measures to U.S. GAAP as it is not known at this time if and when any such charges may be incurred in the future. Accordingly, a reconciliation of the Company's non-U.S. GAAP based financial measure guidance to the most directly comparable U.S. GAAP measures cannot be provided at this time given the uncertain nature of any such potential charges that may be incurred in future periods.

SOURCE: Ralph Lauren Corporation
Investor Relations:
Corinna Van der Ghinst
ir@ralphlauren.com
Or
Corporate Communications
rl-press@ralphlauren.com